EXHIBIT 99.1

Press Release

Invisa, Inc. Announces Results of Annual Meeting of Stockholders

with Overwhelming Support for all Resolutions, Including Change of Name to

Uniroyal Global Engineered Products, Inc.

SARASOTA, FL July 1, 2015- Invisa, Inc. (OTCQB: INSA) (“Invisa” or the “Company”) today announced the results from its annual meeting of stockholders held on June 25, 2015. The Company is pleased to announce that all of the resolutions proposed in management’s Proxy Statement dated May 15, 2015 and placed before the Meeting were overwhelmingly approved by the shareholders. In particular, shareholder approval was obtained for:

•	The nominees for Director listed in the Management Proxy Statement, including Mr. Howard R. Curd , Mr. Edmund C. King , and Mr. John E. Scates ;
•	The adoption of the 2015 Stock Option Plan, as described in the Proxy Statement;
•	The special resolution to amend the Articles of Incorporation to change the name of the corporation from "Invisa, Inc." to “Uniroyal Global Engineered Products, Inc.", as described in the Proxy Statement; the Company expects the name change to become effective on July 15, 2015;
•	Executive compensation of the Company's named executive officers, on an advisory basis;
•	The selection of Frazier & Deeter to serve as the independent public accountants for the Company for the fiscal year ending January 3, 2016; and
•	Holding future advisory votes on executive compensation of the Company's named executive officers every three years.

About Invisa:

Invisa (OTCQB: INSA) is a leading manufacturer of vinyl coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Invisa’s revenues in 2014 were derived 63% from the automotive industry and approximately 37% from the recreational, industrial, indoor and outdoor furnishings, hospitality and health care markets.

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Forward Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “expect,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Invisa’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Invisa Corporate Contact: Elizabeth Henson; telephone: 941-870-3950; email: LHenson@invisa.com

Invisa Public Relations: Vic Allgeier; TTC Group, Inc.; telephone: 646-290-6400; email: vic@ttcominc.com

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